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                                                                 EXHIBIT 21.01

               SUBSIDIARIES OF MSC INDUSTRIAL DIRECT CO., INC.

Corporation                                          State of Incorporation
-----------                                          ----------------------
Sid Tool Co., Inc.                                   New York
Primeline International, Inc.                        New York
Kaja Productions, Inc.                               New York
Cut-Rite Tool Corp.                                  Florida
D.T.C. Tool Corp.                                    Florida
Swiss Precision Instruments, Inc.                    California
MSC Services Corp.                                   New York
Dolin Supply Co., Inc.                               New York
Enco Manufactoring Co., Inc.                         New York
Brooks Precision Supply, Inc.                        Massachusetts
Anderson Industrial Supply, Inc.                     Florida